EXHIBIT 99.1

October 30, 2008 To Our Members:

The Federal Home Loan Bank of Chicago expects to file its third quarter 2008 report (Form 10-Q) with the Securities and Exchange Commission early next month. As has become our practice, we are sending this letter to provide you with information in advance of that report. In addition to an overview of our financial results, we are also providing an update on several key initiatives discussed earlier this year. These include focusing on advances to meet your growing liquidity needs, establishing an off-balance sheet mortgage purchase product, reducing overall operating expenses, improving the return from our fundamental business products and investment activities, and enhancing overall performance so that we can obtain regulatory approval and effect execution of a new capital plan.

Quarterly Results

We expect to record net income of $33 million for the quarter ending September 30, 2008, compared to a net loss of $74 million in the previous quarter. Our net loss for the first nine months of 2008 was $119 million compared to net income of $76 million for the first nine months of 2007. Please refer to the Condensed Statements of Income and Statements of Condition that follow. (The results discussed here are preliminary and unaudited.)

Changes in our balance sheet management practices have contributed to an increase in net interest income and a reduction in our hedging costs. While we have made substantial progress, $18 million of the quarterly net income resulted from the positive impact of hedging and derivative gains in the current environment. Because of the extreme levels of market volatility, we anticipate that some of the gains in derivative and hedging activities this quarter may reverse in subsequent quarters. While the Bank’s net income for the quarter was positive, we remain focused on reaching a level of appropriate earnings that has not yet been achieved. Given the losses experienced earlier in the year, the uncertainty of the impact of hedging expenses in the fourth quarter, and the potential impairments of investment securities, we maintain our outlook of a loss for the full year. As a result, we do not expect to be in a position to pay dividends at least through 2008.

Advances and MPF® Program

The events in the financial markets this quarter have been unprecedented. Congress chartered the Home Loan Banks in 1932 to provide access to liquidity, specifically mortgage financing, and we continue to do just that. We are guided simultaneously by our need to support individual member borrowing needs and our need to maintain diligence in our credit and collateral practices to protect the interests of all of our members. As many of you continue to use the FHLBC as an important source of liquidity, we are addressing ways to make accessing that liquidity more convenient, improve the transparency of our credit and collateral practices, and expand your borrowing capacity through changes in collateral eligibility. We are also attentive to balancing attractive advances pricing with profitability to the membership on the whole.

At the end of the third quarter, total advances had increased to $35.5 billion, a 2% increase from $34.7 billion at the previous quarter-end and a 17% increase from $30.2 billion at December 31, 2007. More than one-third of our 819 members took out new advances or refinanced maturing advances in the quarter.

Total MPF loans held were $32.8 billion at the quarter-end, down approximately $900 million from the previous quarter and down $1.8 billion from the 2007 year-end total of $34.6 billion. Consistent with our decision not to acquire new MPF loans for our balance sheet, we expect MPF assets to continue to decrease as the existing on-balance sheet portfolio pays down.

As you know, we introduced the MPF Xtra™ product last month. We are very pleased with member interest in this product that allows our members to offer fixed-rate mortgages in their communities, to continue to service the asset, and to do so at a competitive price. Beginning November 1, we will purchase mortgages under the MPF Xtra product and concurrently resell these mortgages to Fannie Mae rather than holding them in portfolio. We are grateful to the Federal Home Loan Banks of Des Moines, Pittsburgh, and Topeka for supporting our members during the interim period from August 1 to October 31. And, as we emphasized at the time of the initial product announcement, we continue to explore the potential that other non-Home Loan Bank investors might purchase mortgage loans with risk-sharing structures similar to those of our current MPF products.

Summary of Financial Results

The quarterly net income of $33 million is primarily attributable to the following factors, highlighting some improvements in the Bank’s fundamental operations as well as some atypical market-related events:

·	Net interest income increased to $51 million from $22 million in the second quarter.
Year-to-date net interest income was $104 million, compared to $209 million in the first nine months of 2007.

·	Unlike the previous two quarters, the Bank recognized a gain on derivative and hedging activities. The quarterly gain of $18 million, compared to losses of
$82 million in the first two quarters, demonstrates the significant impact of market volatility on hedging activities, as well as changes in our balance sheet management practices. The Bank has minimal credit exposure to Lehman Brothers and was in a net payable position as of September 30. There was no material impact on income in the third quarter.

·	We recognized a $9 million impairment charge on certain private-issue MBS rated
“AAA” at the time of purchase and collateralized primarily by first lien mortgages to sub-prime borrowers. Our total writedowns on private-issue MBS has been
$72 million thus far this year. However, we expect to recover the majority of the amount written down as we receive cash flows from the securities over the life of the investments. (Please see “MBS Portfolio” below.)

·	Our non-interest expenses decreased to $28 million from $31 million in the third quarter of 2007. In part, we are seeing the effects of previous staff reductions, attention to expense management, and the conclusion of some comprehensive consulting engagements. The Bank has reduced its total staff to 316 employees as of September 30, 2008, from a high of 462 at June 30, 2006. The Bank is actively engaged in reengineering processes to eliminate redundancies and deliver better service to members.

Net Interest Income

Global investor concerns about market uncertainty and credit quality led to a “flight to quality” and a preference for shorter-term, high-quality investments. As a result, FHLB discount notes traded at lower rates relative to LIBOR, reducing short-term FHLB funding costs. At the same time, dealer and investor appetite for long-term FHLB debt declined, making long-term funding prohibitively expensive. Following our regulator’s decision to increase our authority to invest in agency mortgage-backed securities, we increased our investments in those securities, resulting in an increase in interest income. Total investment in agency MBS has increased from $5.0 billion at year-end 2007 to $12.1 billion at the end of the third quarter. The current instability of the debt markets has presented term funding challenges to the FHLB system and may continue to do so.

Hedging Costs

Although 2008 has been marked by extraordinary interest rate volatility and that volatility has been reflected in our hedging costs, the market volatility in the third quarter was without precedent. In total, we recognized gains of $18 million on our derivative and hedging activities in the third quarter, partially offsetting earlier 2008 losses of $82 million. Some of the earlier-year losses resulted from hedging practices that have since changed. However, these unrealized hedging gains may reverse and the impact of hedging activities may swing negatively in subsequent quarters.

MBS Portfolio

Our third quarter results also reflect an other-than-temporary impairment charge of $9 million related to certain private-issue MBS. The charge is the difference between the carrying value of the securities and their current fair value. We expect to recover the majority of these losses as we receive cash flows from these instruments in the future. In the third quarter of 2008, we accreted $2 million into net interest income from securities previously designated as other-than-temporarily-impaired. Most of the private-issue MBS were purchased prior to 2007; we have restricted future purchases exclusively to government agency MBS.

New MPF Product

We have been pleased with the response to the introduction last month of the MPF Xtra product. Most of our members that participate in the MPF Program have taken part in product training and requested the documentation necessary to begin selling mortgage loans using the new product. We were also pleased that James Lockhart, the Director of the Federal Housing Finance Agency, issued a strong statement of support for your local mortgage activities as well as our partnership with Fannie Mae. We are evaluating ways to expand options for our members to continue to sell into the MPF Program, including the credit-sharing structures of the original MPF Program.

Regulatory Developments/Capital Plan Conversion

Our new regulator, the Federal Housing Finance Agency, was created in the early part of the third quarter to oversee the Federal Home Loan Banks, Fannie Mae, and Freddie Mac. The Agency leadership has met with senior management of this Bank as well as with the combined leadership of the Home Loan Banks. Their accessibility and support during a time of great change has been greatly appreciated. As indicated previously, the Agency was instrumental in finalizing the MPF Xtra product. We believe that the progress we have made, including changes in management, management practices, and balance sheet management as well as the reduction of operating expenses and the launch of the MPF Xtra off-balance sheet product, has laid the foundation for approval of a new capital plan next year.

Financial Outlook

Our 10-Q, scheduled to be filed in early November, will provide more details on our recent financial results, including quarter-to-quarter comparisons. We had hoped to be able to provide more details about our financial outlook at the time of the finalization of third quarter results, but the recent movements in the financial markets and their impact on the fair value of hedging activities have made this difficult. We do anticipate continuing improvement in the return on our products, services, and investments.

We remain committed to supporting you with the products and services you need to serve your customers and communities and are actively exploring opportunities to improve both the substance and delivery of our products and services. As always, I invite your comments and questions. I hope to be able to meet with many of you at the member meetings scheduled at locations throughout Illinois and Wisconsin in November. A schedule of those meetings is available at www.fhlbc.com.

Best regards, /s/ Matthew R. Feldman Matthew R. Feldman President and CEO

Unaudited Financial Statements
Condensed Statements of Income:

	Three months ended September 30,			Nine months ended September 30,

	2008	2007	Change	2008	2007	Change

Interest income	$ 935	$ 1,145	-18%	$ 2,836	$ 3,379	-16%
Interest expense	883	1,080	-18%	2,731	3,170	-14%
Provision for loan losses	1	-	n/m	1	-	n/m

Net interest income	51	65	-22%	104	209	-50%
Non-interest income (loss)	10	(2)	n/m	(131)	(14)	n/m
Non-interest expense	28	31	-10%	92	92	0%
Assessments	-	8	n/m	-	27	n/m

Net income (loss)	$ 33	$ 24	38%	$ (119)	$ 76	n/m

Net interest margin on
interest-earning assets	0.23%	0.30%	-0.07%	0.16%	0.32%	-0.16%
n/m = not meaningful

Condensed Statements of Condition:

	September 30,
As of:	2008	December 31, 2007	Change

Assets
Cash and due from banks	$ 1,483	$ 17	8624%
Federal Funds sold	550	10,286	-95%
Investment securities	20,513	13,285	54%
Advances	35,469	30,221	17%
MPF Loans held
in portfolio, net	32,841	34,623	-5%
Other assets	513	595	-14%

Total assets	$ 91,369	$ 89,027	3%

Liabilities and Capital
Consolidated obligation
discount notes	$ 19,163	$ 19,057	1%
Consolidated obligation bonds	64,719	62,642	3%
Other liabilities	3,596	3,259	10%
Subordinated notes	1,000	1,000	-

Total liabilities	88,478	85,958	3%

Total capital	2,891	3,069	-6%

Total liabilities and capital	$ 91,369	$ 89,027	3%

Regulatory capital stock plus
Designated Amount of
subordinated notes	$ 3,739	$ 3,683	2%

This member letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, deterioration of the overall economy and the risk factors set forth in the Bank’s periodic filings with the Securities and Exchange Commission, which are available on the Bank’s Web site at www.fhlbc.com. The Bank assumes no obligation to update any forward-looking statements made in this letter. “Mortgage Partnership Finance” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago. MPF Xtra™ is a trademark of the Federal Home Loan Bank of Chicago. The financial results discussed in this letter are preliminary and unaudited.